EXHIBIT 99.(13)(d)

FORM OF AMENDED SCHEDULE A
TO
ADMINISTRATIVE SERVICES AGREEMENT
CARILLON SERIES TRUST

The following Series of the above-referenced Trust currently are subject to this Agreement:

Carillon Series Trust
RJ Chartwell Premium Income ETF
RJ Eagle Municipal Income ETF
RJ Eagle Vertical Income ETF
RJ Eagle GCM Dividend Select Income ETF
RJ ClariVest Capital Appreciation ETF

Date: [  ], 2026